N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of Oct 31st 2016
Fund	Name of Person	Ownership % of Series
Active Portfolio Multi Manager Directional Alternatives Fund	AMERICAN ENTERPRISE INVESTMENT SVC	100.00%

As of May 1st 2016
Fund	Name of Person	Ownership % of Series
Columbia US Treasury Index Fund	AMERICAN ENTERPRISE INVESTMENT SVC	30.80%